EXHIBIT 99.1

Press Release

Source: Coates International Ltd.

GEORGE J. COATES PURCHASES A FURTHER 200,000,000 SHARES OF COMMON STOCK FROM COATES INTERNATIONAL, LTD.

Wall Township, NJ – (Marketwired – July 25, 2016) Coates International, Ltd. (OTC PINK: COTE) (the “Company”) is pleased to announce that Mr. George J. Coates has purchased a further 200,000,000 shares of common stock from Coates International, Ltd.

Company President and CEO, Mr. George J. Coates, comments: “I could not resist the low price of our Company stock. Considering the potential and asset value of our Company and the investment of approximately $40,000,000 in scientific R&D over a period of 25 years and successfully designing, building and testing the Coates CSRV green engine technology in automobiles, 6-cylinders and V8’s, natural gas electric power generators, industrial generator sets, home propane stand-alone 35 KW generators, air cooled V-twin heavy cruiser motorcycles and more.

“Including being awarded patents on the CSRV green engine technology worldwide, I believe this technology will benefit the world by the following attributes:

■	Lowering the consumption of fossil fuels;
■	Utilizing alternative fuels such as natural gas, CNG, LNG, propane and hydrogen;
■	Lowering production of harmful emissions that is continuously pumped directly into our atmosphere; HC, CO, NoX and Micronic particules;
■	Eliminating the more than 100 year old poppet valves and many hundreds of parts by replacing them with only two CSRV rotating shafts;
■	Requiring no maintenance for the life of the engine; and
■	Extended oil change intervals from 5,000 miles to 50,000 miles or more.

The true value of this Company and its CSRV green engine technology and intellectual property has not been realized yet, but we believe it will be soon.”

There can be no assurance that the Company will be successful in any of its endeavors.

Safe Harbor Statement:

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please see our filings with the Securities and Exchange Commission. Our public filings with the SEC may be viewed and printed on the website maintained by the SEC at http://www.sec.gov.

Contact Information:

Coates International, Ltd.

Phone: 732-449-7717

Fax: 732-449-0764

www.coatesengine.com

www.mostadvancedengine.com

www.mostadvancedengine.com